Atrion Reports Third Quarter Results

Diluted EPS Increases by 11%

ALLEN, TX -- (Marketwire - November 04, 2009) - Atrion Corporation (NASDAQ: ATRI) today announced that for the third quarter of 2009 diluted earnings per share were up 11% and revenues were up 7% compared to the results for the third quarter of 2008.

Atrion's revenues for the quarter ended September 30, 2009 totaled $25,192,000 compared with $23,461,000 in the same period in 2008. On a diluted per share basis, earnings for the current-year period increased to $2.20 as compared to $1.99 in the same quarter of last year. Net income for the third quarter totaled $4,460,000 compared to $3,992,000 in last year's third quarter.

Commenting on the results of third quarter of 2009 compared to the same period of 2008, Mr. Battat, Chairman & CEO, said, "I am very pleased that we continued to grow despite the ongoing economic turmoil. Revenues were up 7% thanks primarily to a strong demand for our Fluid Delivery products." Mr. Battat further stated, "Sales of non-medical valves to the marine and airline markets were again significantly below those of the same period last year. In addition, restrained availability of capital caused some hospitals to defer the purchase of equipment, negatively impacting our sales to the cardiovascular market. Overall, the increase in net revenues proves once again the benefit of our diversified portfolio of products. As a result, our pretax income was up 15%, but due to higher tax rates in this year's quarter, the increase in net income was limited to 12%, and our diluted earnings per share were up 11%. The strong cash generation in the quarter added $4.5 million to our cash, short and long term investments, bringing that total to $30.7 million as of September 30, 2009."

Revenues for the first nine months of 2009 of $76,240,000 were 5% higher than revenues of $72,305,000 in the first nine months of 2008. Diluted earnings per share for the nine months ended September 30, 2009 increased 12% to $6.57 from $5.88 in the comparable 2008 period.

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Words such as "expects," "believes," "anticipates," "intends," and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission.

                            ATRION CORPORATION
                UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                  (In thousands, except per share data)

                                 Three Months Ended    Nine Months Ended
                                    September 30,         September 30,
                                --------------------  --------------------
                                  2009       2008       2009       2008
                                ---------  ---------  ---------  ---------
Revenues                        $  25,192  $  23,461  $  76,240  $  72,305
Cost of goods sold                 13,973     13,221     41,902     40,279
                                ---------  ---------  ---------  ---------
  Gross profit                     11,219     10,240     34,338     32,026
Operating expenses                  4,653      4,460     14,627     14,662
                                ---------  ---------  ---------  ---------
  Operating income                  6,566      5,780     19,711     17,364

Interest income (expense), net        162         78        391        164
Other income                           --         --          1          1
                                ---------  ---------  ---------  ---------
Income before income taxes          6,728      5,858     20,103     17,529
Income tax provision               (2,268)    (1,866)    (6,852)    (5,746)
                                ---------  ---------  ---------  ---------
  Net income                    $   4,460  $   3,992  $  13,251  $  11,783
                                =========  =========  =========  =========

Income per basic share          $    2.25  $    2.03  $    6.70  $    6.02
                                =========  =========  =========  =========

Weighted average basic shares
 outstanding                        1,980      1,968      1,978      1,958
                                =========  =========  =========  =========

Income per diluted share        $    2.20  $    1.99  $    6.57  $    5.88
                                =========  =========  =========  =========

Weighted average diluted shares
 outstanding                        2,028      2,005      2,017      2,005
                                =========  =========  =========  =========

                            ATRION CORPORATION
                        CONSOLIDATED BALANCE SHEETS
                              (In thousands)

                                                    September
                                                        30,      Dec. 31,
ASSETS                                                 2009        2008
                                                    ----------- -----------
                                                    (Unaudited)
Current assets:
  Cash and cash equivalents                         $    14,313 $    12,056
  Short-term investments                                  4,860       4,692
                                                    ----------- -----------
    Total cash and short-term investments                19,173      16,748
  Accounts receivable                                    11,663      10,875
  Inventories                                            18,866      20,169
  Prepaid expenses and other                              1,094         719
  Deferred income taxes                                     596         596
                                                    ----------- -----------
    Total current assets                                 51,392      49,107

Long-term investments                                    11,537          --
Property, plant and equipment, net                       53,893      53,370
Other assets                                             12,471      12,876
                                                    ----------- -----------

                                                    $   129,293 $   115,353
                                                    =========== ===========

LIABILITIES AND STOCKHOLDERS’ EQUITY

  Current liabilities                                     7,123       6,213
  Line of credit                                             --          --
  Other non-current liabilities                           9,038       8,298
  Stockholders’ equity                                  113,132     100,842
                                                    ----------- -----------

                                                    $   129,293 $   115,353
                                                    =========== ===========

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800